Exhibit 21.1

Subsidiaries of Registrant (1)

Chimera RMBS Whole Pool LLC (formerly known as Chimera Asset Holding LLC), a Delaware limited liability company Chimera RMBS LLC (formerly known as Chimera Holding LLC), a Delaware limited liability company Chimera CMBS Whole Pool LLC (formerly known as Chimera Whole Pool Securities LLC), a Delaware limited liability company
Chimera Insurance Company, LLC, a Missouri limited liability company
CIM Trading Company LLC; a Delaware limited liability company
Chimera Funding TRS LLC, a Delaware limited liability company
Chimera RR Holding LLC, a Delaware limited liability company
Chimera Mortgage Securities LLC (formerly known as Chimera Mortgage Trust LLC), a Delaware limited liability company (2)
Chimera GT Holdings 2016-4 LLC, a Delaware limited liability company
Chimera Residential Mortgage Inc., a Delaware corporation
Funding Depositor LLC, a Delaware limited liability company (3)
Hains Point, LLC, a Delaware limited liability company
Kali 2020 Holdings LLC, a Delaware limited liability company

(1) In accordance with Item 601(b)(21)(ii) of Regulation S-K the names of 36 subsidiaries have been omitted.
(2) Chimera Mortgage Securities LLC is the depositor with respect to more than 10 securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.
(3) Funding Depositor LLC is the depositor with respect to more than 20 securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.